DC Cinema Centers, LLC
250 East Broad Street
Westfield, NJ 07090

June 30, 2011

Cinema Supply, Inc. d/b/a Cinema Centers
502 S. Market Street
Millersburg, Pennsylvania 17061

Re: Amendment to Asset Purchase Agreement

Ladies and Gentleman:

Reference is made to that certain Asset Purchase Agreement, dated as of May 3, 2011, by and among Cinema Supply, Inc., a Pennsylvania corporation, doing business as Cinema Centers ("Seller"), Marvin Troutman, Doris Troutman, DC Cinema Centers, LLC, a Delaware limited liability company ("Buyer"), McNees Wallace & Nurick LLC, as Escrow Agent and, solely with respect to Sections 2.b(a), 2.8, 2.9 and 2.10 thereof, Gina DiSanto. Trudy Withers and Van Troutman (the ''Agreement").   All capitalized terms herein have the same meanings specified in the Agreement.

The undersigned parties to the Agreement hereby agree to amend the Agreement in the following respects:

1.          Section 2.6(b) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof (with the amended portion of such Section identified below as the underlined text):

"(b)           In the event the transactions contemplated herein (the "Transactions") have not closed by December 31, 2011 (the ''Outside Date"), Buyer shall have the option to extend the Outside Date by depositing One-Hundred Thousand Dollars ($100,000.00) (the "Deposit") with McNees Wallace & Nurick LLC or another mutually acceptable escrow agent (the ''Escrow Agent"), to be held in an interest-bearing escrow account until disposition in accordance with the terms hereof. The Deposit shall be administered by the Escrow Agent in accordance with this Agreement and the terms set forth on Exhibit H attached hereto. Upon delivery of the Deposit to the Escrow Agent, the Outside Date shall be extended to March 31, 2012 (such period between the Outside Date and March 31, 2012, the "Extended Closing Period'').  During the Extended Closing Period, Buyer and Seller shall continue to use commercially reasonable efforts to consummate the Transactions.  At Closing, Buyer shall notify the Escrow Agent that the Transactions are consummated and the Escrow Agent shall be authorized and instructed to deliver the Deposit, together with all interest earned thereon, to

(i)           If this Agreement is terminated as a sole result of a breach by Seller, Buyer shall notify Seller and the Escrow Agent of such breach by Seller and, provided Seller does not object to the claim of a breach within two (2) business days after receiving such notice, the Escrow Agent shall be authorized and instructed to return the Deposit to Buyer within five (5) business days of receipt of such notification; or

(ii)          If this Agreement is terminated as a result of a breach by Buyer, Seller shall notify Buyer and the Escrow Agent of such breach by Buyer and, provided Buyer does not object to the claim of a breach within two (2) business days after receiving such notice, the Escrow Agent shall be authorized and instructed to deliver the Deposit to Seller within five (5) business days of receipt of such notification.

This provision shall survive the expiration or termination of this Agreement."

2.          Section 2.7 of the Agreement is amended by deleting "September 30, 2011" and inserting in lieu thereof "March 31, 2012.''

3.          A new Section 2.14 shall be added, which reads:

2.14         Digital Cinema Equipment Conversion Plan. If, at any time on or after July 1, 2011 until the Closing Date, Seller desires to purchase digital cinema equipment for any of the Cinemas (each such purchase, a "Digital Equipment Purchase"), Seller shall notify Buyer regarding any such Digital Equipment Purchase.  Buyer shall advise and provide guidance to Seller regarding all Digital Equipment Purchases.  At Closing, the cost of any Digital Equipment Purchase made for the benefit of any of the Cinemas, which shall have been approved by Buyer in writing, shall be reimbursed to Seller by Buyer.

4.           Section 6.1(g) is amended by deleting ''June 15, 2011" and inserting in lieu thereof ''the Closing Date."

5.           Section 6.1 (l) of the Agreement is amended by deleting all references to ”Midmark Capital."

6.           Section 6.1(m) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof (with the amended portion of such Section identified below as the underlined text):

"(m)         Financing. Buyer shall have received adequate and satisfactory financing prior to December 31, 2011, or, in the event the Deposit is made pursuant to Paragraph 2.6(b),  March 31, 2012.''

7.           Section 6.2(e) of the Agreement is amended by deleting "June 15, 2011" and inserting in lieu thereof "December 15, 2011."

8.          A new Section 6.2(g) shall be added, which reads:

(g)           In the event that, in order to obtain the Estoppel Certificate and Lessor's Consent for Closing with respect to the Williamsport Leased Premises, the landlord of the

Williamsport Leased Premises requires a substitute guarantor for Marvin Troutman's guaranty obligations under the Williamsport Lease, and Buyer and Seller have used all reasonable efforts to relieve Mr. Troutman of such guaranty obligations, Buyer shall cause DC Westfield LLC to offer to be substituted for Mr. Troutman as guarantor with respect to the Williamsport Lease, provided, however, that all other conditions to the obligations to close pursuant to Paragraph 6.1 have been satisfied, including without limitation Paragraph 6.1(j) and Paragraph 6.1(m).''

9.           Section 6.4(a) of the Agreement is amended by deleting all references to "June 30, 2011" and inserting in lieu thereof: in each instance, ''December 31, 2011."

10.          The parties agree that the attached Form of Lessor Consent and Estoppel Certificate is the form that shall be used for the Camp Hill Premises.

Except as expressly amended herein, the Agreement remains unchanged in all respects and in full force and effect in accordance with its terms.

Very truly yours,

DC CINEMA CENTERS, LLC

By:	/s/ A. Dale Mayo
A. Dale Mayo, Manager

ACKNOWLEDGED AND AGREED
IN EACH AND EVERY RESPECT:

CINEMA SUPPLY, INC.
d/b/a CINEMA CENTERS

By: /s/ Marvin Troutman
Name: Marvin Troutman, as
Title: President and Individually

MARVIN TROUTMAN

_________________________________

DORIS TROUTMAN

/s/ Doris Troutman
MCNEES WALLACE & NURICK LLC, as
Escrow Agent

By: /s/ Rhonda M Weaver
Name: Rhonda M Weaver
Title: Member

And solely with respect to Sections 2.6(a),
2.8, 2.9 and 2.10

GINA DISANTO

/s/ Gina Disanto

TRUDY WITHERS

/s/ Trudy Withers
VAN TROUTMAN

/s/ Van Troutman

Camp Hill Estoppel Certificate

Camp Hill Cinema
Camp Hill, PA

[LETTERHEAD OF LANDLORD]

________________, 2011

Gina DiSanto
Chief Executive Officer and Manager
Cinema Supply, Inc. d/b/a Cinema Centers
502 S. Market St.
Millersburg, Pennsylvania 17061

Dear Ms. DiSanto:

The undersigned, with intent to be legally bound, agrees and certifies to Cinema Supply, Inc. d/b/a Cinema Centers ("Tenant"),  DC Cinema Centers, LLC ("DC"), and their successors and assigns, as follows:

(1)           Tenant is the existing tenant under a written lease dated February 2, 2004, with Sanndrel of Pennsylvania Trust, predecessor in interest to Sim Zim Associates, LP ("Landlord"), for the leased premises (the "Leased Premises") known as 3431 Simpson Ferry Road, Camp Hill, Pennsylvania 17011  (the "Lease").

All capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

(2)           The Lease has not been amended and constitutes the only agreement between Landlord and Tenant with respect to the Leased Premises, except for the following:

a.	Memorandum of Lease dated March 17, 2004 and recorded in the applicable Office of the Recorder of Deeds in Book 706, Page 4237;

b.	Amended and Restated Memorandum of Lease dated March 17, 2004 and recorded in the applicable Office of the Recorder of Deeds in Book 706, Page 4528; and

c.	Guaranty of Lease from Doris H. and Marvin R. Troutman dated February 2, 2004.

(3)           The Lease Commencement Date was ____________ ___, _________, the Rent Commencement  Date was ______________ _____, _________, and the Lease term expires on __________________ _____,_______ unless earlier terminated in accordance with the terms of the Lease. The Lease is in full force and effect.

(4)           Landlord is the fee simple owner of the Leased Premises and the sole Landlord under the Lease.  The Leased Premises is free and clear of all mortgages, deeds of trust,

Gina DiSanto
Chief Executive Officer and Manager
Cinema Supply, Inc. d/b/a Cinema Centers

judgments, liens and security interests, except as otherwise set forth on Exhibit A attached hereto and made a part hereof.

(5)           As of the date of this letter, to Landlord's knowledge, Tenant is not in default in the performance of the provisions of the Lease and no notices of default have been given by Landlord to Tenant that remain uncured, and no event has occurred and no conditions exist which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease by Tenant.

(6)           As of the date of this letter, Tenant has paid fixed minimum rent through ___________ ____, 2011 and is current in the payment of all other monetary obligations imposed upon Tenant by the provisions of the Lease.  As of the date of this letter, Tenant has paid additional rent (including without limitation Tax Rent and Common Area Rent) through _______________ __, 2011.

(7)           Landlord acknowledges that DC is contemplating taking an assignment of Tenant's interest in the Lease (the "Assignment"). Landlord acknowledges that upon DC taking said Assignment and assuming all of the obligations of Tenant under the Lease, it will recognize DC as the tenant under and upon the terms set forth in the Lease.  Pursuant to Section 18 of the Rider to Lease, Landlord hereby consents to the Assignment to DC, as aforesaid, and any requirement set forth in the Lease that Landlord approve the form of the agreement of Assignment between Tenant and DC is hereby waived.

(8)           Landlord further acknowledges and agrees that no consideration is due to Landlord either from Tenant or DC as a result of the Assignment. Landlord shall be due a legal/administrative fee pursuant to the terms of the Lease, for Landlord's cost to review and consider the Assignment and all other provisions outlined herein.

(9)           As of the date of this letter, Landlord is not in default in the performance of the provisions of the Lease, and no event has occurred and no conditions exist which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease by Landlord.

(10)           Landlord acknowledges and agrees that as of the effective date of the Assignment, Marvin R. and Doris H. Troutman are hereby released from all obligations set forth in that certain Guaranty of Lease by Doris H. and Marvin R. Troutman dated February 2, 2004. However, pursuant to Section 18 of the Rider to Lease, Cinema Supply, Inc., shall not be released from liability.  In the event that Cinema Supply, Inc. and DC do not complete the transaction contemplated herein, the Guaranty of Lease by Doris H. and Marvin R. Troutman dated February 2, 2004 shall remain in effect.

(11)           Landlord acknowledges that DC shall have the right, at its sole option, to finance the ongoing operation of the business to be conducted on the Leased Premises and that pursuant thereto, at any time during the Lease term, DC shall have the right to encumber or grant a security interest in the Lease (by leasehold mortgage, assignment or otherwise) and in any improvements, equipment, apparatus, trade fixtures, and inventory which are owned, installed, or

Gina DiSanto
Chief Executive Officer and Manager
Cinema Supply, Inc. d/b/a Cinema Centers

located by DC on the Leased Premises to any lender which provides financing for the secured tenant property or for the operation of the business operated by DC. Landlord hereby agrees to extend to the Tenant, all rights (as specified in the Lease-Article 16A) to obtain leasehold financing.  Furthermore, if the holder of any such security interest in the Leased Premises shall succeed to the interest of DC under the Lease, Landlord hereby agrees to recognize such holder as tenant thereunder. The foregoing acknowledgment and agreement of subordination by Landlord shall be self-operative and no further instrument of subordination shall be required, as indicated in Article 16A of the Lease. Notwithstanding anything in this Paragraph 11 to the contrary, DC shall not be entitled to encumber Landlord's fee title to the Leased Premises and any liens or encumbrances applicable to Landlord's fee title to the Leased Premises shall not be subordinate to, or affected by, any grant of a lien or security interest by DC.

(12)           Landlord acknowledges that the movies and live events (such as sports, opera and pop concerts) industry is changing and that the primary delivery system for films will be transmission of films via satellite.  For this reason, DC will need to install satellite dishes on the roof of the Leased Premises, which dishes will be non-penetrating (ballast mounted).  Further, DC is contemplating the installation of a solar panel system on the roof of the Leased Premises for use in the operation of the theater, which solar panel system would be non-penetrating (ballast mounted). Landlord agrees that DC shall have the right to install the satellite dishes and solar panel system on the roof of the Leased Premises, provided that the plans and specifications for the satellite dishes and solar panel system are first approved in writing by Landlord (which approval shall not be unreasonably withheld). If as a result of said installations, the integrity of the roof is breached and/or any applicable warranties are invalidated, Landlord assumes no responsibility to repair/replace/maintain all or any part of the roof.

(13)           Landlord represents and warrants that to the best of its knowledge, it has full right, title and authority to certify and agree to the provisions in this letter.

(14)           Landlord acknowledges and agrees that in connection with DC's closing on the Assignment, DC is relying on all of the representations, warranties, and certifications of Landlord contained in this letter.  Landlord represents and asserts that all of the information contained herein is accurate to the best of its knowledge and understanding.

Very truly yours,
Sim Zim Associates, LP

By:
Name:
Title:

Gina DiSanto
Chief Executive Officer and Manager
Cinema Supply, Inc. d/b/a Cinema Centers

EXHIBIT A

The leased premises and the subject property constitutes the collateral for a First Mortgage in favor of Berkadia Commercial Mortgage Company, executed by Landlord, December 2006 and duly recorded in the Recorder's  Office of Cumberland County, PA.